EXHIBIT 99.1

N E W S  R E L EA S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS THIRD QUARTER RESULTS

  Third Quarter Net Income is $0.42 Per Share
  Company Increases Full Year EPS Guidance
  Company Plans to Open Value-Priced Family Footwear Chain
  $38 Million of Company’s 8.5% Bonds Repurchased
  Quarterly Cash Dividend Increased by 39 Percent

NEW YORK, NY, November 16, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 28, 2006.

Third Quarter Results

Net income for the quarter ended October 28, 2006 was $0.42 per share, or $65 million, in line with last year’s results of $0.42 per share, or $66 million. Last year’s results reflected revisions in estimates to discontinued reserves and a favorable income tax settlement totaling $0.01 per share, or $1 million, that was included in discontinued operations. Income from continuing operations for the third quarter of 2006 was $0.42 per share, or $65 million, compared to $0.41 per share, or $65 million last year.

For the third quarter period, sales increased 1.6 percent, to $1,430 million this year compared with sales of $1,408 million in the year-ago period. Third quarter comparable-store sales decreased 0.3 percent.

Year-to-Date Results

Year-to-date net income was $0.88 per share, or $138 million, compared to $1.07 per share, or $168 million last year. This year’s results include a non-cash impairment charge recorded during the second quarter of $0.08 per share, or $12 million after tax, to write down long-lived assets at the Company’s European operation, pursuant to SFAS No. 144. Year-to-date income from continuing operations before this non-cash impairment charge was $0.96 per share, or $149 million, as compared to $1.06 per share, or $167 million last year.

Year-to-date sales increased 0.2 percent to $4,098 million compared with sales of $4,089 million last year. Comparable-store sales decreased 0.4 percent.

“The Company’s earnings per share for the third quarter were slightly higher than our expectation going into the period,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “While our comparable-store sales continued to be negatively affected by a challenging athletic retail market in Europe, we were able to stabilize our earnings in this region versus the comparable period of last year and capitalize on business opportunities in other areas where we operate.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Mr. Serra continued, “For the fourth quarter of 2006, we continue to expect our earnings to increase several cents per share versus the same quarter last year. Based on our actual third quarter results and current outlook for the fourth quarter, we have raised our earnings per share from continuing operations expectation for the full year of 2006 to be in the range of $1.58 to $1.65 before the non-cash charge ($1.50 to $1.57 after the non-cash charge).”

Business Update

During the third quarter, the Company opened 57 new stores, remodeled/relocated 49 stores and closed 16 stores. At October 28, 2006 the Company operated 3,935 stores in 20 countries in North America, Europe and Australia. In addition, three Foot Locker franchised stores are currently operating in the Middle East.

The Company plans to open a new retail format, which will be aimed at selling value-priced family footwear under the “Footquarters” brand name. Approximately 30 stores will be opened during the spring season of 2007, with a further rapid expansion plan possible thereafter.

Foot Locker, Inc. also plans to open its first “Champs Sports Just Hats” store in November 2006, selling athletic hats, located in the Miami International Mall.

Financial Position/Dividend Increase

The Company ended the third quarter with cash and short-term investments totaling $263 million. During the third quarter, the Company repurchased $38 million of its 8.5 percent bonds, due in 2022, at a $2 million discount to face value.

On November 15, 2006, the Company’s Board of Directors increased Foot Locker, Inc.’s quarterly cash dividend 39 percent from its previous amount to $0.125 per share, which is equivalent to an annualized rate of $0.50 per share. The increased dividend will be payable February 2, 2007 to shareholders of record on January 19, 2007.

The Company is hosting a live conference call at 10:00 a.m. (EST) on Friday, November 17, 2006 to discuss these results and provide guidance with regard to its strategic and earnings outlook for the balance of 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, November 24, 2006.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended October 28, 2006 and October 29, 2005
(In millions, except per share amounts)

	Third Quarter 2006	Third Quarter 2005

Sales	$1,430	$1,408

Cost of sales	1,008	978
Selling, general and administrative expenses	284	280
Depreciation and amortization	44	46
Interest expense, net	1	2
Other expense (income)	(8)	—

	1,329	1,306

Income from continuing operations before income taxes	101	102
Income tax expense	36	37

Income from continuing operations	65	65
Income from disposal of discontinued operations, net of tax	—	1

Net income	$65	$66

Diluted EPS:

Income from continuing operations	$0.42	$0.41
Income from disposal of discontinued operations, net of tax	—	0.01

Net income	$0.42	$0.42

Weighted-average diluted shares outstanding	156.8	157.4

	Year-To-Date 2006	Year-To-Date 2005

Sales	$4,098	$4,089

Cost of sales	2,896	2,864
Selling, general and administrative expenses	840	828
Depreciation and amortization	131	128
Impairment charge	17	—
Interest expense, net	3	8
Other expense (income)	(7)	(3)

	3,880	3,825

Income before income taxes and cumulative effect of accounting	218	264
change
Income tax expense	81	97

Income from continuing operations	137	167
Income from disposal of discontinued operations, net of tax	—	1
Cumulative effect of accounting change, net of tax	1	—

Net income	$138	$168

Diluted EPS:

Income from continuing operations	$0.88	$1.06
Income from disposal of discontinued operations, net of tax	—	0.01
Cumulative effect of accounting change, net of tax	—	—

Net income	$0.88	$1.07

Weighted-average diluted shares outstanding	156.8	157.9

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)
	October 28,	October 29,
	2006	2005

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$263	$390
Merchandise inventories	1,473	1,400
Other current assets	212	191

	1,948	1,981

Property and equipment, net	663	686
Deferred tax assets	196	209
Other assets	464	479

	$3,271	$3,355

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$356	$451
Accrued and other liabilities	243	312
Current portion of long-term debt and obligations
under capital leases	—	18

	599	781

Long-term debt and obligations under capital leases	235	327
Other liabilities	299	307
SHAREHOLDERS’ EQUITY	2,138	1,940

	$3,271	$3,355

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FOOT LOCKER, INC.
Stores and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	October 28,	October 29,	October 30,
	2006	2005	2004

Foot Locker U.S.
Number of stores	1,369	1,376	1,429
Gross square footage	5,506	5,548	5,821
Selling square footage	3,251	3,255	3,393

Footaction
Number of stores	376	355	349
Gross square footage	1,760	1,679	1,689
Selling square footage	1,086	1,042	1,052

Lady Foot Locker
Number of stores	558	549	567
Gross square footage	1,245	1,226	1,265
Selling square footage	701	686	705

Kids Foot Locker
Number of stores	333	327	346
Gross square footage	807	788	837
Selling square footage	480	471	497

Champs Sports
Number of stores	566	557	574
Gross square footage	3,100	3,040	3,192
Selling square footage	2,132	2,093	2,192

Foot Locker International
Number of stores	733	722	690
Gross square footage	2,101	2,068	1,975
Selling square footage	1,093	1,097	1,055

Total Stores Operated
Number of stores	3,935	3,886	3,955
Gross square footage	14,519	14,349	14,779
Selling square footage	8,743	8,644	8,894

Total Franchised Stores
Number of stores	3	—	—
Gross square footage	9	—	—
Selling square footage	6	—	—

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